Exhibit 99.1

a21, Inc.
INTERIM FINANCIAL STATEMENTS, AND NOTES THERETO,
FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2008

Ex. 99-1 Page 1

FAILURE OF COMPANY TO OBTAIN REVIEW OF INTERIM FINANCIAL STATEMENTS BY INDEPENDENT PUBLIC ACCOUNTANTS

The Company did not obtain a review of the interim financial statements contained herein by an independent accountant using professional review standards and procedures, although such a review is required by Form 10-Q pursuant to Rule 10-01(d) of Regulation S-X.  The Company filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code on December 4, 2008.  Currently, the Company does not have the funds to pay an independent public accountant to review the interim financial statements.  The interim financial statements and notes thereto contained herein have been labeled as “unreviewed” in order to disclose the lack of review by independent accountants.  Due to the uncertainty of the Company as a going concern, it is unable to determine at this time when, if at all, it will be able to have the interim financial statements contained herein reviewed by an independent accountant.

a21, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts)
(unaudited and unreviewed)

	September 30,	December 31,
	2008	2007
ASSETS	(unreviewed)
CURRENT ASSETS
Cash and cash equivalents	$942	$2,090
Accounts receivable, net allowance for doubtful accounts of $269 and $237, at September 30, 2008 and December 31, 2007, respectively	2,410	3,008
Inventory	1,040	874
Prepaid expenses and other current assets	398	437
Total current assets	4,790	6,409

Property, plant and equipment, net	6,418	6,832
Goodwill	8,717	8,778
Intangible assets, net	4,246	4,921
Restricted cash	750	750
Other	1,956	2,431
Total assets	$26,877	$30,121

LIABILITIES AND CAPITAL DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$2,575	$2,761
Royalties payable	1,162	1,232
Note payable	425	---
Wages payable	259	278
Deferred revenue	375	389
Restructure liability	---	138
Other	103	99
Total current liabilities	4,899	4,897

Ex. 99-1 Page 2

a21, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS (continued)
($ in thousands, except per share amounts)
(unaudited and unreviewed)

	September 30,	December 31,
	2008	2007
	(unreviewed)
LONG-TERM LIABILITIES
Senior secured convertible notes payable, net – related party	15,500	15,500
Secured notes payable, net – related party (ArtSelect Sellers)	2,555	2,555
Loan payable from sale-leaseback of building, less current portion	7,290	7,347
Other	69	67
Total liabilities	30,313	30,366

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST	553	1,071

CAPITAL DEFICIT
Common stock; $.001 par value; 200,000,000 shares authorized; 92,051,905 and 90,740,851 shares issued and 88,372,130 and 87,061,076 shares outstanding at September 30, 2008 and December 31, 2007, respectively	92	91
Treasury stock (at cost, 3,679,775 shares)	---	---
Additional paid-in capital	26,793	26,121
Accumulated deficit	(31,131)	(27,961)
Accumulated other comprehensive income	257	433
Total capital deficit	(3,989)	(1,316)

Total liabilities and capital deficit	$26,877	$30,121

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Ex. 99-1 Page 3

a21, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands except per share amounts)
(unaudited and unreviewed)

Three Months Ended	Nine Months Ended
September 30,	September 30,

	2008	2007	2008	2007
	(unreviewed)		(unreviewed)
REVENUE
Licensing revenue	$2,356	$2,765	$7,796	$8,971
Product revenue	2,185	2,622	7,027	8,236
TOTAL REVENUE	4,541	5,387	14,823	17,207

COSTS AND EXPENSES
Cost of licensing revenue (excludes related amortization of $261 and $290 for three months, and $738 and $854 for nine months ended September 30, 2008 and 2007, respectively)	893	890	2,737	2,852
Cost of product revenue (excludes related amortization of $45 and $44 for three months, and $134 and $132 for nine months ended September 30, 2008 and 2007, respectively)	1,220	1,285	3,899	3,936
Selling, general and administrative	2,544	3,298	8,450	10,607
Restructure costs, including severance	(82)	315	(43)	315
Depreciation and amortization	539	640	1,673	1,891
TOTAL OPERATING EXPENSES	5,114	6,428	16,716	19,601

OPERATING LOSS	(573)	(1,041)	(1,893)	(2,394)

Interest expense	(451)	(446)	(1,333)	(1,330)
Warrant expense	---	---	---	(1)
Other income, net	75	117	111	214

NET LOSS BEFORE INCOME TAX EXPENSE	(949)	(1,370)	(3,115)	(3,511)

Income tax expense	(15)	(23)	(55)	(74)

NET LOSS ATTRIBUTED TO COMMON STOCKHOLDERS	$(964)	$(1,393)	$(3,170)	$(3,585)

NET LOSS ATTRIBUTED TO COMMON STOCKHOLDERS PER SHARE, BASIC AND DILUTED	$(0.01)	$(0.02)	$(0.04)	$(0.04)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, BASIC AND DILUTED	88,355,417	86,719,936	88,032,533	86,576,086

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Ex. 99-1 Page 4

a21, Inc. and Subsidiaries

CAPITAL DEFICIT
(in thousands) (unaudited and unreviewed)

	COMMON STOCK		TREASURY STOCK
	NUMBER OF SHARES	AMOUNT	NUMBER OF SHARES	AMOUNT		ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT	ACCUMULATED OTHER COMPREHENSIVE INCOME	TOTAL

Balance at December 31, 2007	90,741	$91	(3,680)	$	---	$26,121	$(27,961)	$433	$(1,316)
Share-based compensation	---	---	---		---	155	---	---	155
Issuance of common stock upon the conversion of SuperStock Seller Preferred stock	926	1	---		---	517	---	---	518
Vesting of restricted stock compensation	265	---	---		---	---	---	---	---
Net loss	---	---	---		---	---	(3,170)	---	(3,170)
Foreign currency translation adjustment	---	---	---		---	---	---	(176)	(176)
Comprehensive loss	---	---	---		---	---	---	---	(3,346)
Balance at September 30, 2008	91,932	$92	(3,680)	$	---	$26,793	$(31,131)	$257	$(3,989)

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Ex. 99-1 Page 5

a21, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in thousands)
(unaudited and unreviewed)

FOR THE NINE MONTHS ENDED SEPTEMBER 30,	2008	2007
	(unreviewed)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,170)	$(3,585)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,673	1,891
Share-based compensation	155	487
Other	87	101

Changes in assets and liabilities:
Accounts receivable	597	121
Prepaid expenses and other current assets	(42)	(13)
Inventory	(166)	28
Accounts payable and accrued expenses	(410)	(881)
Deferred revenue	(14)	179
Other	159	28
NET CASH USED IN OPERATING ACTIVITIES	(1,131)	(1,644)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in property, plant and equipment	(42)	(44)
Investment in software	(243)	(422)
Investment in photo collection	(22)	(311)
SuperStock acquisition earn-out	(28)	(285)
Other	1	(8)
NET CASH USED IN INVESTING ACTIVITIES	(334)	(1,070)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from Applejack note payable	425	-
Net proceeds from the exercise of stock options	-	29
Net proceeds from the exercise of stock warrants	-	19
Payment of SuperStock seller promissory note payable	-	(33)
Other	(52)	27
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	373	42

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALANTS	(4)	27
NET DECREASE IN CASH	(1,096)	(2,645)
CASH AND CASH EQUIVALANTS AT BEGINNING OF PERIOD	2,038	5,455

CASH AND CASH EQUIVALANTS AT END OF PERIOD	$942	$2,810

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Ex. 99-1 Page 6

a21, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
($ in thousands)
(unaudited and unreviewed)

FOR THE NINE MONTHS ENDED SEPTEMBER 30,	2008	2007
	(unreviewed)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Foreign income taxes paid	$55	$75
Interest paid	112	1,170

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES:
Conversion of SuperStock Seller Preferred stock into common stock (see Note F)	518	1,182
Cashless exercise of warrants for common stock	-	19
Accrued purchase price payable	2	141

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Ex. 99-1 Page 7

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AND UNREVIEWED)

NOTE A - FINANCIAL STATEMENT PRESENTATION AND THE DESCRIPTION OF BUSINESS

The unaudited and unreviewed condensed consolidated financial statements of a21, Inc. (“a21”, “the Company”, “we”) have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary to present fairly a21’s financial position at September 30, 2008, and the results of operations for the interim periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such SEC rules and regulations. Results of operations for interim periods are not necessarily indicative of those to be achieved for full fiscal years. These condensed consolidated financial statements should be read in conjunction with our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2007, as filed with the SEC. Please refer to the note preceding the Condensed Consolidated Financial Statements for additional information related to the financial statements contained in this Form 8-K.

a21, Inc. (the “Company”) was incorporated in the State of Texas in October 1998, under the name Saratoga Holdings I, Inc. In April 2002, we changed our name from Saratoga Holdings I, Inc. to a21, Inc.  In February 2004, we completed the acquisition of all of the voting common stock, representing 83% of the outstanding equity, of SuperStock, Inc. In October 2005, our UK subsidiary SuperStock Ltd. completed the acquisition of all of the outstanding stock of Ingram Publishing Limited, and in May 2006, we completed the acquisition of ArtSelect, Inc. through the merger of a wholly owned subsidiary into ArtSelect. On July 31, 2006, we changed our state of incorporation from Texas to Delaware.

Through SuperStock, we aggregate visual content from photographers, photography agencies, archives, libraries and private collections and license the visual content to our customer base consisting of four major groups: creative (advertising and design agencies), editorial (publishing and media entities), corporate (in-house communications departments and outside corporate communications firms) and consumers (the general public). SuperStock products are sold directly and through a global network of distributors.

ArtSelect supplies home and office framed and unframed wall décor to retailers, catalogers, membership organizations and consumers through both online and traditional retail and wholesale distribution channels in the United States.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1] Basis of presentation/Going concern:

The accompanying condensed consolidated financial statements have been prepared assuming that we will continue as a going concern.  We have sustained significant recurring losses and an accumulated deficit of $31.1 million at September 30, 2008. Our independent registered public accounting firm’s audit report on our consolidated financial statements as of and for the year ended December 31, 2007, included a paragraph to emphasize the substantial doubt about the Company’s ability to continue as a going concern.  At September 30, 2008, we had cash of $942,000 and working capital of $(109,000).

On December 4, 2008, we filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Code”) in the United States Bankruptcy Court (the “Court”) for the Middle District of Florida (the “Chapter 11 proceeding”). This Chapter 11 proceeding is not a typical Chapter 11 reorganization because it instead contemplates an asset sale through and auction and bidding process as approved by the Court. We will be managing our business as a debtor-in-possession pursuant to the provisions of the Code. In connection with our Chapter 11 petition, we entered into the following agreements: an Asset Purchase Agreement for the assets of ArtSelect, Inc. with Metaverse Corporation (“Metaverse”); and an Asset Purchase Agreement for the U.S. assets of SuperStock, Inc. with Masterfile Corporation (“Masterfile”). We are currently seeking a buyer for the assets of

Ex. 99-1 Page 8

SuperStock, Ltd. Pursuant to these purchase agreements, these buyers (or higher bidders) will purchase substantially all of our assets and assume certain of our obligations through a supervised sale under Section 363 of the Code.

[2] Principles of consolidation:

The consolidated financial statements include all of our accounts including our primary operating subsidiaries, SuperStock and ArtSelect.  The minority interest in the consolidated balance sheets at September 30, 2008 and December 31, 2007, represents the interest of the holders of preferred shares of SuperStock (“SuperStock Seller Preferred”), which are exchangeable into a21 common shares.  All significant inter-company balances and transactions have been eliminated.

[3] Revenue recognition:

Revenue is recognized when the following criteria are met: evidence of an arrangement exists, the price is fixed or determinable, collectibility is reasonably assured and delivery has occurred or services have been rendered.

Licensing fee revenue is recorded at invoiced amounts except in the case of licensing rights through distributors, where revenue is recorded at our share of invoiced amounts. Distributors typically earn and retain a percentage of the license fee according to their contract, and we record the remaining license fee as revenue. Persuasive evidence of an arrangement exists and the price is fixed or determinable at the time the customer agrees to the terms and conditions of the license agreement. We maintain a credit department and credit policies that set credit limits and ascertain customer credit worthiness, thus reducing our risk of credit loss. Based on our policies and procedures, as well as our historical experience, we are able to determine that the likelihood of collection is reasonably assured prior to recognizing revenue. These first three general revenue recognition criteria have been met at or prior to the time of delivery of the imagery, regardless of the format or delivery medium. Delivery occurs upon making digital images available for download by the customer, or upon shipment of CD, analog film and transparencies.  We also sell subscriptions of certain images for terms ranging from one to twelve months. Subscription revenue is recognized over the respective term of the subscription agreement and, accordingly, $375,000 and $389,000 is recorded as deferred revenue as of September 30, 2008 and December 31, 2007.

Revenue from product sales is recognized when the product is shipped and title is transferred to the customer. Revenue from sales via ArtSelect’s website and/or related sub-domains is recognized on a gross basis. Revenue from sales through customers’ distribution channels is recognized net of related costs. We base our estimates for sales returns on historical experience.

[4] Cost of revenue:

Cost of licensing fee revenue reflects royalties on revenue generated from images licensed under contracts with photographers. Royalties are expensed in the period that they are incurred. Cost of revenue excludes amortization of revenue generating assets. Cost of product sales reflects payments made to suppliers of art content, framing materials, and shipment and handling costs.

[5] Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates. The recoverability of the carrying values of long-lived assets, including goodwill and identifiable intangible assets represent sensitive estimates subject to change.

[6] Fair value of financial instruments:

Our financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and short-term debt, which approximate fair value because of their short maturities. The carrying amount of long-term debt approximates fair value due to the market rate of interest incurred by us. The fair value of

Ex. 99-1 Page 9

our notes payable to stockholders and an affiliated company are not reasonably determinable based on the related party nature of the transactions.

[7] Cash and cash equivalents, and restricted cash:

We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. At September 30, 2008 and December 31, 2007, we had no investments with maturities greater than three months. We are required to maintain a security deposit in accordance with our lease agreement for the SuperStock facility. This consists of restricted cash funded by us to secure a letter of credit in the amount of $750,000 at September 30, 2008 and December 31, 2007.

[8] Accounts Receivable and Allowance for Doubtful Accounts:

Accounts receivable are trade receivables, net of allowances for doubtful accounts. We estimate our allowance for doubtful accounts based on historical loss ratios, existing economic conditions, and specific account analysis of high-risk accounts. Concentration of credit risk is limited due to the dispersion of customers. No single customer represents more than 10% of the total accounts receivable.

[9] Inventory:

Inventory is valued at the lower of cost or market and is determined on the first-in, first-out (FIFO) basis. Inventories include raw materials and finished goods. Raw materials include prints, mats, frames, molding, and packaging material. Finished goods consist of pre-framed art and compact disk products produced for resale. The requirements for any provisions of estimated losses for obsolete, excess, or slow-moving inventories are reviewed periodically.

[10] Deferred Rent Receivable:

During 2004, we entered into an agreement to sublease a significant portion of our headquarters and SuperStock facility for a term of six years with an option to renew for an additional two-year term. Statement of Financial Accounting Standards (“SFAS”) 13, “Accounting for Leases”, requires rental income from an operating lease be recognized on a straight-line basis over the non-cancelable lease term. Accordingly, we recognize total contractual minimum lease payments, including scheduled rent increases, as rental income evenly over the lease term. Accrued revenues from contractually scheduled rent increases in excess of amounts currently due are reported as a long-term receivable. We monitor this asset for collection risk and will establish reserves for any amounts deemed not collectible. However, amounts collected in future periods may vary from our expectations.

[11] Defined Contribution Employee Benefit Plan:

We maintain defined contribution retirement plans pursuant to Section 401(k) of the Internal Revenue Code (the Plan), in which U.S. employees at least 21 years of age may participate after completing six months of service. Eligible employees may contribute up to a certain percentage of their annual compensation to the Plan, subject to the annual IRS limitations. The Company may match employee contributions on a discretionary basis. No company match was made during 2008 or 2007.

[12] Foreign Currency:

We translate assets and liabilities of foreign subsidiaries, whose functional currency is the local currency, at exchange rates in effect as of the balance sheet date. We translate revenue and expenses at the monthly average rates of exchange prevailing during the year. We include the adjustment resulting from translating the financial statements of such foreign subsidiaries in accumulated other comprehensive income, which is reflected as a separate component of capital deficit. Gains and losses, which are denominated in currency other than a subsidiary’s local currency and re-measured in the subsidiary’s local currency, are recognized in the condensed consolidated statements of operations.

Ex. 99-1 Page 10

[13] Land and building and property and equipment and depreciation:

The land and building in Jacksonville, Florida, with our SuperStock and corporate offices were sold and leased back in a SuperStock transaction accounted for as a financing transaction. The building is being depreciated over the twenty-year term of the related lease. Property and equipment consisting of furniture, fixtures and equipment, photography and computer equipment are recorded at cost. Depreciation of property and equipment is computed by the straight-line method over the assets' estimated lives. The estimated applicable life for furniture, fixtures, and equipment is 7 years; the applicable, estimated life of photography and computer equipment is 5 to 7 years.

Expenditures for major additions and improvements are capitalized. Maintenance and repairs are charged to operations as incurred. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

[14] Photo collection and contracts with photographers:

Expenditures for additions and improvements to the photo collection are capitalized. The photo collection is categorized by type of imagery (fine art, vintage and contemporary). Depreciation of the photo collection is computed by the straight-line method over the assets’ estimated lives of forty years for fine art and vintage images and four years for contemporary images. Upon sale or retirement of any portion of the collection, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

Contracts with photographers have an average life of ten years including those that are automatically renewable. Amortization of the photographer’s contracts is based on projected revenues expected to be generated over the estimated average ten-year life of the underlying images covered by the respective contracts.

[15] Goodwill and intangible assets:

The Company performed an impairment test on October 1, 2007, and concluded no impairment of good will existed. Due to the Company’s current financial condition, which resulted in the filing of a voluntary petition for bankruptcy relief (Refer to Note M – Subsequent Events), the Company has not performed an impairment test on its goodwill during 2008. However, due to the recent bankruptcy filing, it is likely that the Company’s goodwill has been materially impaired.

Intangible assets with definite lives are amortized over their estimated useful life and reviewed for impairment in accordance with SFAS 144 (as defined below). Intangible assets with definite lives are amortized using either the straight-line method or based on expected usage of the asset, depending on the nature of the asset over their expected useful life.

The Company capitalizes software development costs for modifications to various web site components and management information systems that result in additional functionality in accordance with AICPA Statement of Position (SOP), 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.”  Software development costs are amortized on a straight-line basis over four years.

[16] Long-lived assets:

We evaluate our long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”), pursuant to which an impairment loss is recognized if the carrying amount of a long-lived asset is not recoverable and exceeds its undiscounted cash flows.  A long-lived asset is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable.  Our consideration of SFAS 144 involves significant assumptions and estimates based on management’s best judgments of current and future circumstances, including currently enacted tax laws, the future weighted-average cost of capital, and our future financial performance. No impairment tests have been performed during the nine months ended September 30, 2008; however, due to the Company’s financial condition, it is likely that certain of the Company’s long-lived assets are materially impaired.

Ex. 99-1 Page 11

[17] Other assets, net:

	9/30/2008	12/31/2007
Photo collection, net	$1,029	$1,231
Photographer contracts, net	382	511
Long-term receivable	336	435
Other	209	254
	$1,956	$2,431

[18] Income taxes:

We recognize deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax bases of assets and liabilities, and for the expected future tax benefit to be derived from offsetting the net operating loss and tax credit carry-forwards against taxable income, if any. We established a valuation allowance to reflect the likelihood of realization of deferred tax assets. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The difference in basis of the investment in foreign subsidiary relates to goodwill which is a temporary difference.  The Company recognizes accrued interest and penalties associated with uncertain tax positions as part of income tax expense, if applicable.

[19] Net loss attributed to common stockholders per share:

We calculate net loss attributed to common stockholders per share in accordance with the provisions of SFAS No. 128, "Earnings per Share”. SFAS No. 128 requires a dual presentation of "basic" and "diluted" income (loss) per share on the face of the consolidated statements of operations. Basic income (loss) per share is computed by dividing the net loss attributed to common stockholders by the weighted average number of shares of common stock outstanding during each period. Diluted loss per share includes the effect, if any, from the potential exercise or conversion of securities, such as stock options and warrants, which would result in the issuance of incremental shares of common stock.

For the three and nine months ended September 30, 2008 and 2007, the basic and diluted net loss attributed to common stockholders per share is the same since the effect from the potential exercise of 9,534,850 and 12,405,238 outstanding stock options and warrants as of September 30, 2008 and 2007, or the vesting of 511,459 and 1,270,654 shares of restricted stock, respectively, would have been anti-dilutive.

For the three and nine months ended September 30, 2008 and 2007, 996,922 and 1,913,253 shares of common stock issuable upon the conversion of the SuperStock Seller Preferred, respectively, have also been excluded from the weighted average shares outstanding due to their anti-dilutive effect.

[20] Reclassifications:

Certain reclassifications have been made to the prior period financial statements to conform to the respective current year presentation.

[21] Comprehensive Loss and Accumulated Other Comprehensive Income:

Accumulated other comprehensive income consists of net unrealized foreign currency translation adjustments and is presented in the consolidated balance sheets as a component of capital deficit.

[22] Share based payments:

We have a 2005 Stock Option Plan and a 2002 Stock Option Plan, which are described in Note K below.  We apply the fair value recognition provisions of SFAS 123(R) whereby compensation cost for all share-based payments are based on the grant date estimated fair value.

Ex. 99-1 Page 12

The fair value of each option is measured at the grant date using a Black-Scholes option-pricing model, which requires the use of a number of assumptions including volatility, risk-free interest rate, and expected dividends. There were no stock options granted during the nine months ended September 30, 2008.

The following summarizes our stock option activity for the nine months ended September 30, 2008:

	Stock Options
	Shares	Weighted Average Exercise Price

Balance, December 31, 2007	5,967,013	$0.35

Granted	---	---
Exercised	---	---
Forfeited	(2,679,413)	$0.30
Balance, September 30, 2008	3,287,600	$0.31

Exercisable, December 31, 2007	5,228,677	$0.35

Exercisable, September 30, 2008	2,776,584	$0.31

The following table summarizes information about stock options outstanding at September 30, 2008:

Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable
$0.09	230,000	3 months	150,000
$0.28	1,000,000	37 months	810,417
$0.30	1,092,600	4 months	909,500
$0.34	165,000	27 months	165,000
$0.46	425,000	34 months	425,000
$0.65	200,000	35 months	200,000
$0.83	175,000	32 months	116,667
	3,287,600	22 months	2,776,584

The aggregate intrinsic value of options outstanding and exercisable as of September 30, 2008, was $0. This amount represents the total pre-tax intrinsic value (the difference between our closing stock price on the last trading day of the third quarter of 2008 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on September 30, 2008.

The following is a summary of the status of and changes to the Company’s non-vested restricted shares as of and for the nine months ended September 30, 2008:
	Non-vested Shares	Weighted Average Grant-Date Fair Value

Balance, December 31, 2007	929,513	$0.26

Granted	---	---
Vested	(384,721)	$0.27
Cancelled	(33,333)	$0.26
Balance, September 30, 2008	511,459	$0.21

Ex. 99-1 Page 13

Share-based compensation expense of $48,000 and $155,000 was recognized during the three and nine months ended September 30, 2008, for the fair value of restricted shares and options that vested during the period.  As of September 30, 2008, there was $170,000 of total unrecognized compensation cost related to non-vested share based compensation arrangements, including options and restricted stock grants. That cost is expected to be recognized over a weighted-average period of about 2 years.

[23] Advertising

Advertising expenses were $150,000 and $49,000 for the three months ended September 30, 2008 and 2007, respectively.  Advertising expenses were $499,000 and $184,000 for the nine months ended September 30, 2008 and 2007, respectively.  Advertising costs are expensed as incurred.

[24] Recently Issued Accounting Pronouncements

In June 2008, the FASB issued FASB Staff Position (FSP) EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities,” effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.  This FSP provides that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method.  Upon adoption, a company is required to retrospectively adjust its earnings per share data (including any amounts related to interim periods, summaries of earnings and selected financial data) to conform with the provisions of this FSP.  Early application of this FSP is prohibited.  The Company is currently evaluating the effect, if any, that this FSP will have on its financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”).  SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of non-governmental entities that are presented in conformity with generally accepted accounting principles (“GAAP”) in the United States (the GAAP hierarchy).  This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.  The hierarchy under FAS 162 is as follows:

(a)
FASB Statements of Financial Accounting Standards and Interpretations, FASB Statement 133 Implementation Issues, FASB Staff Positions, AICPA Accounting Research Bulletins and Accounting Principles Board Opinions that are not superseded by actions of the FASB, and Rules and interpretive releases of the SEC for SEC registrants

(b)	FASB Technical Bulletins and, if cleared by the FASB, AICPA Industry Audit and Accounting Guides and Statements of Position
(c)	AICPA Accounting Standards Executive Committee Practice Bulletins that have been cleared by the FASB, consensus positions of the EITF, and Appendix D EITF topics
(d)
Implementation guides (Q&As) published by the FASB staff, AICPA Accounting Interpretations, AICPA Industry Audit and Accounting Guides and Statements of Position not cleared by the FASB, and practices that are widely recognized and prevalent either generally or in the industry

In general, SFAS 162 provides that an entity shall follow the accounting treatment specified by the accounting principle from the source in the highest category.

In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets,” effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.  This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), thereby resulting in improved consistency between the useful life applied under SFAS 142 and the period of expected cash flows used to measure fair value of the asset under SFAS No. 141R, “Business Combinations.”  The Company is currently evaluating the effect, if any, this guidance may have on its financial statements.

Ex. 99-1 Page 14

On January 1, 2008, we adopted the provisions of SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. The fair value option: (i) may be applied instrument by instrument, with a few exceptions, such as investments accounted for by the equity method; (ii) is irrevocable (unless a new election date occurs); and (iii) is applied only to entire instruments and not to portions of instruments.  We did not elect to report any additional assets or liabilities at fair value and accordingly, the adoption of SFAS 159 did not have a material effect on our financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) establishes the principles and requirements for how an acquirer: (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is to be applied prospectively to business combinations consummated on or after the beginning of the first annual reporting period on or after December 15, 2008, with early adoption prohibited. We are currently evaluating the impact SFAS 141(R) will have upon adoption on our accounting for acquisitions. However, under the previous guidance, any changes in valuation allowances as a result of income from acquisitions, for certain deferred tax assets would serve to reduce goodwill, whereas under the new standard, any changes in the valuation allowance related to income from acquisitions currently or in prior periods will serve to reduce income taxes in the period in which the reserve is reversed.  In addition, under SFAS 141(R), transaction related expenses, which were previously capitalized as “deal costs”, will be expensed as incurred.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards that require (i) non-controlling interests to be reported as a component of equity, (ii) changes in a parent’s ownership interest while the parent retains its controlling interest to be accounted for as equity transactions, and (iii) any retained non-controlling equity investment upon the deconsolidation of a subsidiary to be initially measured at fair value. SFAS 160 is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008, with early adoption prohibited. We are currently evaluating the effect, if any, which the adoption of SFAS 160 may have on our financial position, results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. In February 2008, the FASB deferred the effective date of SFAS 157 by one year for certain non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  On January 1, 2008, we adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 157 “Fair Value Measurements” (“SFAS 157”), except as it applies to those nonfinancial assets and nonfinancial liabilities for which the effective date has been delayed by one year.  The adoption of SFAS 157 did not have a material effect on our financial position or results of operations.

Ex. 99-1 Page 15

NOTE C - INVENTORY

The major components of inventory are summarized as follows:

($ in thousands)	September 30, 2008	December 31, 2007

Framed art raw materials	$751	$647
Framed art finished goods	272	161
Other	17	66
	$1,040	$874

NOTE D - PROPERTY, PLANT AND EQUIPMENT

Property, plant, and equipment are summarized as follows:

($ in thousands)	September 30, 2008	December 31, 2007

Land and building	$7,768	$7,768
Office equipment and furnishings	767	765
Technology equipment	621	589
Less: Accumulated depreciation	(2,738)	(2,290)
	$6,418	$6,832

Land and building were sold and leased back in a transaction accounted for as a financing transaction. The building is being depreciated over the twenty-year term of the related lease.

Depreciation expense was $144,000 and $154,000 for the three months ended September 30, 2008 and 2007, respectively.   Depreciation expense was $455,000 and $459,000 for the nine months ended September 30, 2008 and 2007, respectively.

NOTE E - GOODWILL AND OTHER INTANGIBLE ASSETS

($ in thousands)
Goodwill at December 31, 2007	$8,778
SuperStock earn-out	2
Cumulative foreign currency translation of goodwill	(63)
Goodwill at September 30, 2008	$8,717

Ex. 99-1 Page 16

Identifiable intangible assets, net of amortization at September 30, 2008, are as follows:

($ in thousands)	Cost	Accumulated Amortization	Foreign Currency Translation		Net		Average Useful Life (in months)

SuperStock non-compete covenants	$116	$(116)	$	---	$	---	48
SuperStock software	838	(293)		---		545	36 – 60
Ingram license agreements	1,142	(858)		257		541	60
Ingram non-compete agreements	430	(430)		---		---	36
Ingram customer relationships	420	(420)		---		---	36
Ingram distribution agreements	270	(270)		---		---	36
Ingram trademark	220	(220)		---		---	24
ArtSelect trade name	80	---		---		80	N/A
ArtSelect software	1,470	(731)		---		739	48
ArtSelect customer relationships	2,800	(459)		---		2,341	216
Intangible assets	$7,786	$(3,797)		$257		$4,246

Amortization expense totaled $305,000 and $272,000, during the three months ended September 30, 2008 and 2007, respectively.  Amortization expense totaled $872,000 and $802,000, during the nine months ended September 30, 2008 and 2007, respectively.  Approximate remaining annual amortization expense is as follows for each of the following years:  2008: $137,000, 2009: $632,000, 2010: $422,000, 2011: $203,000 and 2012: $198,000.

($ in thousands)
Intangible assets, net at December 31, 2007	$4,921
Decrease to cumulative foreign currency translation	(46)
SuperStock software additions, net	102
ArtSelect software additions, net	141
Amortization expense	(872)
Intangible assets, net at September 30, 2008	$4,246

NOTE F - MINORITY INTEREST

Minority interest represents 328,974 shares of SuperStock Seller Preferred (which does not include the converted shares of SuperStock Seller Preferred described below) held by the former owners of SuperStock at September 30, 2008, which is exchangeable for 986,922 shares of a21’s common stock. The SuperStock Seller Preferred has no voting rights, pays no dividend, and, except for exchange rights into common stock, it has no other special rights except a liquidation preference. In the event of liquidation, it is senior to the common stock of SuperStock and has distribution rights to the greater of $839,000 or 3% of the total liquidation distributions after creditors. The minority interest is valued as if it had been exchanged into a21’s common stock at the closing price on the day of the acquisition.

On March 22, 2008, we issued 926,331 shares of a21 common stock upon the conversion of 308,777 shares of SuperStock Seller Preferred with a respective adjustment to equity of $518,000, representing the allocable, original fair value of the SuperStock Seller Preferred as if it had been exchanged into a21’s common stock at the closing price on the day of the acquisition.

NOTE G - OPERATING SEGMENTS

We operate in the following segments: Corporate, SuperStock, and ArtSelect. No customer represented 10% or more of our total revenue in the periods presented.

Ex. 99-1 Page 17

6% and 7% of our total revenues were based in the U.K. for the three months ended September 30, 2008 and 2007, respectively.  7% of our total revenues were based in the U.K. for the nine months ended September 30, 2008 and 2007.  88% and 92% of our total assets were based domestically in the U.S. as of September 30, 2008 and December 31, 2007, respectively.

The following tables present information about our segment activity as of September 30, 2008, for the three and nine months then ended:

($ in thousands)
Three months ended September 30, 2008	Corporate		SuperStock	ArtSelect	Total

Revenue	$	---	$2,356	$2,185	$4,541

Segment operating income (loss)		(605)	70	(38)	(573)

Segment total assets		199	15,750	10,928	26,877

Segment long-lived assets		---	11,594	9,198	20,792

($ in thousands)
Nine months ended September 30, 2008	Corporate		SuperStock	ArtSelect	Total

Revenue	$	---	$7,796	$7,027	$14,823

Segment operating income (loss)		(1,878)	352	(366)	(1,893)

The following tables present information about our segment activity as of September 30, 2007, for the three and nine months then ended:

($ in thousands)
Three months ended September 30, 2007	Corporate		SuperStock	ArtSelect	Total

Revenue	$	---	$2,765	$2,622	$5,387

Segment operating loss		(489)	(352)	(200)	(1,041)

Segment total assets		317	18,921	11,406	30,644

Segment long-lived assets		---	12,843	9,598	22,441

($ in thousands)
Nine months ended September 30, 2007	Corporate		SuperStock	ArtSelect	Total

Revenue	$	---	$8,971	$8,236	$17,207

Segment operating loss		(1,760)	(570)	(64)	(2,394)

The SuperStock segment information reflects the operation of foreign subsidiaries.

Ex. 99-1 Page 18

NOTE H – DEBT FINANCINGS

The following table summarizes the future maturities of long-term debt obligations at September 30, 2008 (in thousands):

	Total	2008	2009		2010	2011
Senior Secured Convertible Notes	$15,500	---	$	---	---	$15,500
Secured Notes (ArtSelect)	2,555	---		2,555	---	---
Total:	$18,055	---		$2,555	---	$15,500

$15.5 Million Senior Secured Convertible Notes

During April 2006, we entered into a securities purchase agreement (“Purchase Agreement”) with certain purchasers and Queequeg Partners, LP, as agent (“Agent”), whereby we issued $15.5 million of 5% Senior Secured Convertible Notes (“Senior Convertible Notes”) in consideration for which we received net proceeds of $11.7 million in cash after the repayment of certain outstanding debt of $3.3 million, the exchange of Notes totaling $215,000 to retire warrants to purchase 637,500 shares of a21’s common stock, the repayment of total interest due of $216,000, and the payment of a finder’s fee of $100,000. Queequeg Partners L.P. and Queequeg, Ltd. (each of which are affiliated with Ahab Capital Management, Inc., which was a 10% beneficial owner of a21’s common stock prior to April 27, 2006) (collectively “Ahab”), and StarVest Partners, LP (“StarVest”), which was a 10% beneficial owner of a21’s common stock prior to April 27, 2006, purchased a portion of the Notes sold in this transaction. As part of this transaction, we released $690,000 worth of certificates of deposit (“CDs”), which had been pledged by Ahab to secure the letter of credit issued by SuperStock in connection with its capital lease for our facility in Jacksonville, Florida, and replaced the deposit with new CDs from the net proceeds of the financing.

The Senior Convertible Notes are secured by substantially all of our assets and are convertible into 23,846,149 of a21’s common stock at a minimum conversion price of $0.65 per share, subject to adjustment as provided in the Senior Convertible Notes. In addition, the conversion price of the Senior Convertible Notes may be adjusted based on a weighted average anti-dilution formula in the event of issuances of a21’s common stock at a price per share below $0.65. The minimum conversion price is set at $0.50 per share on a diluted basis. The interest on the Senior Convertible Notes is payable quarterly in arrears, and the principal will be due and payable on March 31, 2011. If the 45-day volume weighted average price of a21’s common stock equals or exceeds $1 per share, the Senior Convertible Notes will automatically be converted into a21’s common stock under certain conditions.

The Senior Convertible Notes include customary events of default, including the failure to pay any principal or interest when due, the breach of any covenant or term or condition of the Senior Convertible Notes, the breach of any representation or warranty in the Purchase Agreement, Senior Convertible Notes or other documents executed in connection with the transactions contemplated thereby, defaults in the performance of any other indebtedness of greater than $500,000, the insolvency or bankruptcy of the Company, and the SEC issuing a stop trade order or suspension of trading relating to a21’s common stock.  Upon the occurrence of an event of default, each Note will become due and payable, either upon notice from the agent for the holders of Senior Convertible Notes at the direction of the holders of a majority of the outstanding principal amount of the Senior Convertible Notes or automatically, depending on the particular event of default.

Pursuant to the terms of the Purchase Agreement, for so long as StarVest beneficially owns at least 8,000,000 shares of a21’s common stock, StarVest has the right to name a designee to our Board of Directors. In addition, for so long as at least 40% of the aggregate principal amount of the Senior Convertible Notes is outstanding, we may not, without the prior written consent of the Agent, engage in certain activities or transactions, including, but not limited to, declaring dividends, liquidating, dissolving, effecting a reorganization or change of control, or incurring certain indebtedness. The Purchase Agreement also provides that the purchasers have a pro-rata “first right of refusal” to provide up to 25% of the amount of any additional financing the amount of which will be in excess of $2.0 million.

On January 31, 2008, we entered into a waiver agreement with the holders of a majority of the outstanding principal amount of the Secured Convertible Notes, to waive quarterly cash interest payments until March 31, 2008. Instead of paying the interest for such periods in cash, the agreement provides that we will settle quarterly interest payments

Ex. 99-1 Page 19

due in January and April 2008 with new notes in the aggregate principal amount equal to the interest due, having substantially the same terms as the original notes.  We would resume paying quarterly interest in cash beginning with the quarterly interest due in January 2009.  As of November 14, 2008, the new notes for the unpaid interest due have not been issued, and we continue to have ongoing discussions with the note holders.  Refer to Note M – Subsequent Events.

On October 8, 2008, we entered into a preliminary agreement with the holders of a majority of the outstanding principal amount of the Secured Convertible Notes, to receive a21 common stock in lieu of the quarterly cash interest payment for the three months ended September 30, 2008.  On November 4, 2008, the final agreement was executed with the note holders and we issued 33,517,805 shares of a21 common stock based on the closing stock price of $0.006 per share as of September 30, 2008.  Refer to Note M – Subsequent Events for additional information regarding this matter.

Secured Notes – Related Party (ArtSelect Sellers)

In partial consideration for the sale of ArtSelect to a21, the stockholders of ArtSelect received $2.4 million in secured notes. The seller notes bear interest at 6% per year and mature on the earlier to occur of a change of control or May 15, 2009. The first year of interest on the notes was accrued and added to the principal of the notes. Since the first year, interest has been payable quarterly, in arrears. The notes are secured by substantially all the assets of ArtSelect (provided that, with respect to up to $3.0 million of the assets of ArtSelect, the notes are junior to the previously issued $15.5 million Senior Convertible Notes described above). The $2.6 million notes, including accrued interest, recorded on our condensed consolidated balance sheet at September 30, 2008, is included in the caption “Secured notes payable, net- related party (ArtSelect Sellers)”.

Applejack Line of Credit

On July 16, 2008, we entered into a Commercial Loan Agreement (the “Loan Agreement”) and Promissory Note (the “Note”) with Applejack Art Partners, Inc. (“Applejack”), which provides a line of credit of up to $500,000 for working capital.  Funds may be drawn over a three month period no more frequently than weekly and in amounts not exceeding $150,000 at any one time.  As of September 30, 2008, the Company had an outstanding balance of $425,000.  The Note required that the Company pay interest on the advanced funds beginning August 1, 2008, at an annual percentage rate of 12% and accrued on a monthly basis, with the Note maturing and the outstanding principal and any unpaid interest due in full on November 1, 2008.  The Note is secured by the collateral specified in the Security Agreement (the “Security Agreement”), which consists of all personal property and assets of the Company.

The loan may be accelerated if an event of default occurs, which includes: the failure of the Company to make any payment when due, the inaccuracy of any material representation made by the Company, the failure of the Company to observe or perform any of its obligations under the Loan Agreement, Note or Security Agreement, and the occurrence of any event under any other lending facility which gives the lender under that facility the right to accelerate payment under that facility.

The Loan Agreement also requires that the Company obtain the prior consent of Applejack to engage in discussions and/or negotiations with any party other than the Applejack to convey, lease, or sell all or substantially all of its assets to any person or entity, whether in one transaction or a series of related transactions. This limitation expires upon the earlier of thirty (30) days after the date of the Loan Agreement and the date that the Applejack fails to make an advance under the Loan Agreement.

On July 9, 2008, the Company entered into an Intercreditor Agreement (the “Intercreditor Agreement”) with the Lender and certain of the Company’s note holders, which provides that the Lender shall have a first priority security interest in all of the Company’s assets until all the obligations and liabilities owing by the Company to the Applejack up to $500,000 are paid in full.

Ex. 99-1 Page 20

The Note matured on November 1, 2008 and the grace period for payment ended on November 10, 2008.  The Company did not pay the outstanding principal and unpaid interest due on the Note on November 10, 2008, and are therefore in default under the Loan Agreement and the Note.  Refer to Note M – Subsequent Events for additional information regarding this matter.

NOTE I – LOAN PAYABLE ON BUILDING

During June 2004, we completed the sale and leaseback of the land and an approximately 73,000 square foot building in which our headquarters is located in Jacksonville, Florida. The facility was sold for $7.7 million and resulted in net proceeds of $7.5 million, of which $4.0 million was used to repay a bank note that was secured by a first mortgage on the facility and $1.6 million was used to repay other indebtedness to the selling stockholders of SuperStock. The building was leased back for a term of twenty years. The lease provides us with two five-year renewal options on specified payment terms.

Based on the terms of the leasing arrangement, the transaction does not qualify for sale recognition and has been accounted for as a financing transaction pursuant to SFAS No. 98, "Accounting for Leases". Accordingly, the accompanying financial statements reflect the net proceeds from the sale of the land and building as a loan payable with an effective interest rate of 10.1%. The building is included in property and equipment and is being depreciated on a straight-line basis over the twenty-year term of the lease.

The following table summarizes our annual maturities under the loan payable on building at September 30, 2008:

($ in thousands)
2008	17
2009	80
2010	110
2011	144
2012	182
Thereafter	6,830
Total Maturities	7,363
Less: Current Portion	(73)
Long Term Portion	$7,290

The current portion of the loan payable is included in other current liabilities.

The following table summarizes our related annual lease payments on building:

($ in thousands)
2008	203
2009	822
2010	843
2011	864
2012	885
Thereafter	11,913
Total payments	15,530
Less interest	(8,167)
Net	$7,363

Ex. 99-1 Page 21

NOTE J - INCOME TAXES

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 (“FIN 48”).  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes.  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

The Company adopted the provisions of FIN 48 effective January 1, 2007.  The Company recognizes accrued interest and penalties associated with uncertain tax positions as part of income tax expense, if applicable.  As of the date of adoption and through September 30, 2008, the Company did not have any unrecognized tax benefits recorded as a provision for the uncertainty of certain tax positions. As such, no estimated interest and penalties on the provision for the uncertainty of certain tax positions is included in the consolidated financial statements.  The Company does not currently anticipate any significant changes to the unrecognized tax benefits during the remainder of 2008.

The Company, or one of its subsidiaries, files income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions.  The Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examination by tax authorities for years before 2001.  Income tax returns are generally subject to examination for a period of three to five years after filing of the respective return.  The state impact of any federal changes remains subject to examination by various states for a period of up to one year after formal notification to the states. The Company currently does not have any income tax returns under review.

NOTE K – CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

[1] Common and Preferred stock:

We are authorized to issue 200,000,000 shares of a21 common stock.

We are authorized to issue 100,000 shares of $.001 par value preferred stock having rights, preferences, and privileges which may be determined by our Board of Directors.

[2] Stock options and warrants:

Stock options and warrants have been granted to officers, directors and employees pursuant to employment agreements and other grants at the discretion of the Board of Directors. Warrants have been granted through other financing and investment agreements with certain of our investors.

Our 2005 Stock Incentive Plan (the “2005 Plan”) provides for the grant of options, stock appreciation rights (“SARs”), performance share awards, restricted stock, and unrestricted stock of up to an aggregate of 6,000,000 shares of a21 common stock to officers, employees, and independent contractors of ours or our affiliates. If any award expires, is cancelled, or terminates unexercised or is forfeited, the number of shares subject thereto is again available for grant under the 2005 Plan. A committee selected by our Board of Directors has the authority to approve option grants and the terms, which include the option price and the vesting terms. Stock options issued under the 2005 Plan typically have a five-year term and vest pro-rata over that term except when otherwise adapted to specific terms per executive management agreements and their respective terms. The exercise price typically shall be no less than the fair market value of a share of a21’s common stock on the date of grant of the options. See Note B [22]. As of September 30, 2008, there were 2,074,964 shares available for grant under the 2005 Plan.

Our 2002 Directors, Officers And Consultants Stock Option, Stock Warrant And Stock Award Plan, as amended (the "2002 Plan"), provides for the grant of  warrants, options, restricted or unrestricted common stock, and other awards of up to an aggregate of 3,000,000 shares of a21 common stock  to our employees, consultants and directors and our affiliates. If any award expires, is cancelled, or terminates unexercised or is forfeited, the number of shares subject thereto is again available for grant under the 2002 Plan.  A committee selected by our Board of Directors has

Ex. 99-1 Page 22

the authority to approve option grants and the terms, which include the option price and the vesting terms.  Options granted under the 2002 Plan typically expire after a ten-year period except when otherwise adapted to specific terms per executive management agreements and their respective terms, and are subject to acceleration upon the occurrence of certain events. The exercise price typically shall be no less than the fair market value of a share of a21’s common stock on the date of grant of the options. See Note B [22]. As of September 30, 2008, there were 2,841,500 shares available for grant under the 2002 Plan.

Certain options and warrants to be granted under the 2005 Plan and the 2002 Plan are intended to qualify as Incentive Stock Options (“ISOs”) pursuant to Section 422 of the Internal Revenue Code of 1986, as amended, while other options granted under the plans will be nonqualified options that are not intended to qualify as ISOs.

NOTE L - COMMITMENTS AND OTHER MATTERS

[1] Lease commitments:

As described in Notes D and I above, we have capitalized our facility under the terms of a sale and leaseback transaction. In September 2004, we entered into an agreement to sublease a significant portion of its facility for a term of six years with an option to renew for an additional two-year term. The sublease requires monthly rent payments to us beginning in November 2004 with annual increases through the term of the sublease. The total lease payments in accordance with the terms of the agreement are $3.5 million.  Sublease payments of $174,000, and 169,000 were received for the three months ended September 30, 2008 and 2007, respectively.  Sublease payments of $523,000, and $508,000 were received for the nine months ended September 30, 2008 and 2007, respectively.  Sublease payments are scheduled as follows for each of the following years:  2008: $178,000, 2009: $722,000 and 2010: $616,000.  Rental income is recognized on a straight-line basis over the term of the sublease, and the excess of rental income recognized over rental payments received is recorded as deferred rent receivable, which was $336,000 and $435,000 as of September 30, 2008, and December 31, 2007, respectively.

In connection with our operating lease agreement for SuperStock Limited in the UK, we sublet the entire facility to a third party as of June 2002, until the expiration of the lease in 2014. In accordance with the lease agreement, our UK subsidiary would be liable for approximately $90,000 per year under the covenants in the lease in the event the lessee who has sublet the facility is unable to perform under such terms.

[2] Lease deposit arrangement:

A security deposit is required under the capital lease agreement for our facility in Florida. The lease deposit of $750,000 is included in restricted cash non-current assets as of September 30, 2008 and December 31, 2007.

[3] Legal:

We are involved in various claims and lawsuits in the ordinary course of business. Management believes that there are no such matters outstanding that would have a material adverse effect on our results of operations and financial position.

[4] Software development agreement:

During 2007, the Company entered into a software development agreement with an unrelated third party to pay approximately $525,000 in fees for the development of a new online stock photography e-commerce website.  As of March 31, 2008, all payments due under the agreement have been made, and $559,000 of such fees have been capitalized as software development in process, which is included in intangible assets, net, in the accompanying consolidated balance sheet.  The related asset was placed in service during April 2008.

[5] Employment agreement:

On September 30, 2008, we entered into an employment agreement, which was effective October 1, 2008, with R. LaDuane Clifton, the Company’s Chief Financial Officer, pursuant to which Mr. Clifton will be entitled to

Ex. 99-1 Page 23

receive (i) a base salary of $150,000, (ii) payments for employee benefits of up to $900 per month, (iii) a special bonus of up to $50,000, in the event that the Company undergoes a change of control and a greater than $9,000,000 reduction in the amount of the Company’s outstanding promissory notes occurs, and (iv) severance payments to be received in the event that Mr. Clifton is terminated by the Company without Cause (as defined in the agreement) after a change in control of the Company in an amount equal to six (6) months salary, or $75,000, payable over a period of six (6) months.  As a result of the Chapter 11 proceeding, all written employment agreements are deemed to be "executory contracts" under Section 365 of the Code and have therefore been revoked.  See Note M – Subsequent Events for additional information regarding the impact of the Chapter 11 proceeding on employment contracts.

NOTE M – SUBSEQUENT EVENTS

[1] Separation agreement

On October 6, 2008, we entered into an agreement with Thomas Costanza, our former Chief Financial Officer, pursuant to which Mr. Costanza will receive (i) payments equal to the base salary that he would have received had he continued to be employed by the Company until December 15, 2008, and (ii) benefits equal to those he would have received had he remained employed with the Company until December 15, 2008.  In addition, 30,555 unvested shares of restricted common stock previously issued to Mr. Costanza will be deemed to be vested as of October 6, 2008, and Mr. Costanza will be entitled to receive a bonus of up to $40,000 if, prior to December 15, 2008, a change of control in the Company occurs and there is a greater than $9,000,000 reduction in the amount of the Company’s outstanding promissory notes.

[2] Interest waiver

On October 8, 2008, we entered into a preliminary agreement with the holders of a majority of the outstanding principal amount of the Secured Convertible Notes, to issue shares of a21 common stock in lieu of quarterly cash interest payments due for the three months ended September 30, 2008. On November 4, 2008, we executed the final agreement and issued 33,517,805 shares of its common stock based on the closing price of $0.006 per share as of September 30, 2008.  We would resume paying quarterly interest in cash beginning with the quarterly interest due in January 2009; however, refer to Note M [1] above regarding the Company’s bankruptcy filing.

[3] Director resignation

On November 4, 2008, Laura C. Sachar resigned from the Company’s Board of Directors.  Ms. Sachar’s resignation was due to professional and personal circumstances and, to our knowledge, did not involve a disagreement with the Company on any matter relating to our operations, policies or practices.

[4] Issuance of shares

On April 27, 2006, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which it issued $15.5 million of Secured Convertible Term Notes to the purchasers named in the Purchase Agreement.  On October 8, 2008, we entered into a preliminary agreement (the “Preliminary Agreement”) with the holders of a majority of the outstanding principal amount of the Secured Convertible Term Notes pursuant to which such holders agreed to receive the interest payment due September 30, 2008, under the Secured Convertible Term Notes (an aggregate of approximately $201,000) in shares of the Company’s common stock instead of cash (this preliminary agreement was previously reported on a Current Report on Form 8-K dated October 8, 2008.  On November 4, 2008, we entered into an agreement (the “Waiver Agreement”) with the holders of a majority of the outstanding principal amount of the Secured Convertible Term Notes pursuant to which such holders finalized the terms contained in the Preliminary Agreement.  We have issued 33,517,805 shares of its common stock to the holders of the Secured Convertible Term Notes pursuant to the Waiver Agreement, which is based on a per share price of $0.006.  In accordance with Section 9.5 of the Purchase Agreement and Section 5.5 of the Secured Convertible Term Notes, note holders representing a majority of the aggregate principal amount of all of the outstanding Secured Convertible Term Notes have authority to amend the terms of the notes.  We will resume paying quarterly interest in cash beginning with the quarterly interest due in January 2009.

Ex. 99-1 Page 24

On November 7, 2008, pursuant to the terms of the Waiver Agreement, we issued 33,517,805 shares of its common stock to the eleven (11) holders of the Secured Convertible Term Notes, each of whom is an accredited investor.  The shares were issued to pay the interest due on the Secured Convertible Term Notes at a price per share of $0.006.  We did not pay any fees or commissions in connection with the issuance.

The shares of common stock were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the regulations promulgated there under, because the shares were issued to sophisticated persons in a private transaction.

[5] Default on commercial loan agreement and promissory note with Applejack Art Partners, Inc.

On July 16, 2008, we entered into a Commercial Loan Agreement (the “Loan Agreement”) and Promissory Note (the “Note”) with Applejack Art Partners, Inc., which provided for a line of credit of up to $500,000 for working capital. The Note matured on November 1, 2008 and the grace period for payment ended on November 10, 2008.  The Note is secured by the collateral specified in the Security Agreement, which consists of all personal property and assets of the Company.  The total amount due pursuant to the Loan Agreement and Note was approximately $404,000.  We did not pay such amounts on November 10, 2008, and are therefore in default under the Loan Agreement and the Note.  Pursuant to the Loan Agreement and the Note, the interest rate on the principal amount of the Note will increase from 12% to 15% on November 11, 2008.

[6] Default on capital lease

On November 21, 2008, the Company received notice from Welsh SuperStock Florida, LLC, successor-in-interest to NL Ventures IV Centurion, L.P. (“Landlord”), that we are in default pursuant to Section 7.01(a)(i) of the building lease agreement for our corporate headquarters.  As of November 21, 2008, the company was in arrears for rent payments due under the building lease in the amount of approximately $72,000.

[7] Revocation of employment contracts

As a result of the Chapter 11 proceeding, all written employment agreements are deemed to be "executory contracts" under Section 365 of the Code. The Company's current Plan of Liquidation generally provides for the Company to reject all executory contracts. As a result, if the Plan of Liquidation is confirmed by the Court, the employment contracts will be deemed rejected and the parties to the employment contracts will be entitled to an unsecured claim in the case.

[8] Bankruptcy filing

On December 4, 2008, we filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Code”) in the United States Bankruptcy Court (the “Court”) for the Middle District of Florida (the “Chapter 11 proceeding”). This Chapter 11 proceeding is not a typical Chapter 11 reorganization because it instead contemplates an asset sale through and auction and bidding process as approved by the Court. We will be managing our business as a debtor-in-possession pursuant to the provisions of the Code. In connection with our Chapter 11 petition, we entered into the following agreements: an Asset Purchase Agreement for the assets of ArtSelect, Inc. with Metaverse Corporation (“Metaverse”); and an Asset Purchase Agreement for the U.S. assets of SuperStock, Inc. with Masterfile Corporation (“Masterfile”). We are currently seeking a buyer for the assets of SuperStock, Ltd. Pursuant to these purchase agreements, these buyers (or higher bidders) will purchase substantially all of our assets and assume certain of our obligations through a supervised sale under Section 363 of the Code.

Ex. 99-1 Page 25

ITEM 2.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the information contained in our condensed consolidated financial statements and the notes thereto appearing elsewhere herein and in conjunction with the Management’s Discussion and Analysis set forth in our Annual Report on Form 10-K for the year ended December 31, 2007.

PRELIMINARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this Form 8-K that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements about our expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “we believe,” “management believes” and similar words or phrases. The forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties, and assumptions. Our actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

OVERVIEW

Through our subsidiary SuperStock, we aggregate visual content from photographers, photography agencies, archives, libraries, and private collections and license the visual content to our customers. SuperStock’s customer base consists of four major groups: creative (advertising and design agencies), editorial (publishing and media entities), corporate (in-house communications departments and outside corporate communications firms) and consumers (the general public). SuperStock’s products are sold directly and through a global network of distributors in over 100 countries. SuperStock’s subsidiary Ingram is a UK-based provider of subscription, CD-ROM and individual royalty free images as well as vector graphics and fonts, vehicle online templates, and print price guides for the worldwide graphics design, printing, sign making, advertising and publishing communities. Our subsidiary ArtSelect supplies home and office framed and unframed wall décor to retailers, catalogers, membership organizations and consumers through both online and traditional retail and wholesale distribution channels. We are headquartered in Jacksonville, Florida, with other operating and sales establishments in Iowa and London.

On December 4, 2008, we filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Code”) in the United States Bankruptcy Court (the “Court”) for the Middle District of Florida (the “Chapter 11 proceeding”). This Chapter 11 proceeding is not a typical Chapter 11 reorganization because it instead contemplates an asset sale through and auction and bidding process as approved by the Court. We will be managing our business as a debtor-in-possession pursuant to the provisions of the Code. In connection with our Chapter 11 petition, we entered into the following agreements: an Asset Purchase Agreement for the assets of ArtSelect, Inc. with Metaverse Corporation (“Metaverse”); and an Asset Purchase Agreement for the U.S. assets of SuperStock, Inc. with Masterfile Corporation (“Masterfile”). We are currently seeking a buyer for the assets of SuperStock, Ltd. Pursuant to these purchase agreements, these buyers (or higher bidders) will purchase substantially all of our assets and assume certain of our obligations through a supervised sale under Section 363 of the Code.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

This discussion and analysis of our financial condition and results of operations are based on our financial statements that have been prepared under accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could materially differ from those estimates. We have summarized significant accounting policies in Note B to the unaudited and unreviewed condensed consolidated financial statements included in this quarterly report on Form 8-K.

Ex. 99-1 Page 26

RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 2008, COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 2007

LICENSING REVENUE. Licensing revenue was $2.4 million for the three months ended September 30, 2008, compared to $2.8 million for the same prior year period.  Licensing revenue was lower by 15% due to the declining market conditions that have prevailed during 2008.

PRODUCT REVENUE. Product revenue was $2.2 million for the three months ended September 30, 2008, compared to $2.6 million for the same prior year period, or 17% lower.  Product revenue has been affected by the slow down in the home-buying market and retail consumer spending, which impacts consumer purchasing of home décor products.

COST OF LICENSING REVENUE. Cost of licensing revenue was $893,000 for the three months ended September 30, 2008, compared to $890,000 million the same prior year period.  As a percentage of licensing revenue, cost of licensing revenue was 38% and 32% for the three months ended September 30, 2008 and 2007, respectively. Cost of licensing revenue as a percentage of licensing revenues may vary in any period depending on SuperStock’s relative mix of stock photography distributed that is either licensed from third parties or owned by us.

COST OF PRODUCT REVENUE. Cost of product revenue was $1.2 million for the three months ended September 30, 2008, compared to $1.3 million the same prior year period.  As a percentage of product revenues, cost of product revenue was 56% and 49% for the three months ended September 30, 2008 and 2007, respectively. Cost of product revenue percentage reflects the variable cost for ArtSelect’s raw materials including prints, mats, frames, molding, and packaging material as well as shipping and handling costs. ArtSelect also incurred higher post-integration costs associated with the consolidation of certain previously outsourced fulfillment operations.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses were $2.5 million for the three months ended September 30, 2008, compared to $3.3 million for the same prior year period, primarily reflecting lower operating expenses resulting from restructuring initiatives which were implemented primarily during the fourth quarter of 2007.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization was $539,000 for the three months ended September 30, 2008, compared to 640,000 for the same prior year period.

INTEREST EXPENSE. Interest expense was $451,000 for the three months ended September 30, 2008, compared to $446,000 for the same prior year period.  Interest relates primarily to the outstanding debt during the three months ended September 30, 2008, compared to the same prior year period along with accounting for the capital lease of our Jacksonville, Florida, office space.

NET LOSS ATTRIBUTED TO COMMON STOCKHOLDERS. Net loss attributed to common stockholders was $964,000, or $0.01 per share, for the three months ended September 30, 2008, compared to net loss of $1.4 million, or $0.02 per share, for the same prior year period.  There were approximately 1.6 million more weighted average shares outstanding during the three months ended September 30, 2008, compared to the same prior year period.

Ex. 99-1 Page 27

NINE MONTHS ENDED SEPTEMBER 30, 2008, COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2007

LICENSING REVENUE. Licensing revenue was $7.8 million for the nine months ended September 30, 2008, compared to $9.0 million for the same prior year period.  Licensing revenue was lower by 13% due to declining market conditions that have prevailed during 2008.

PRODUCT REVENUE. Product revenue was $7.0 million for the nine months ended September 30, 2008, compared to $8.2 million for the same prior year period, or 15% lower.  Product revenue has been affected by the slow down in the home-buying market and retail consumer spending, which impacts consumer purchasing of home décor products.

COST OF LICENSING REVENUE. Cost of licensing revenue was $2.7 million for the nine months ended September 30, 2008, compared to $2.9 million the same prior year period.  As a percentage of licensing revenue, cost of licensing revenue was 35% and 32% for the nine months ended September 30, 2008 and 2007, respectively. Cost of licensing revenue as a percentage of licensing revenue may vary in any period depending on SuperStock’s relative mix of stock photography distributed that is either licensed from third parties or owned by us.

COST OF PRODUCT REVENUE. Cost of product revenue was $3.9 million for the nine months ended September 30, 2008 and September 30, 2007.  As a percentage of product revenue, cost of product revenue was 55% and 48% for the nine months ended September 30, 2008 and 2007, respectively. Cost of product revenue percentage reflects the variable cost for ArtSelect’s raw materials including prints, mats, frames, molding, and packaging material as well as shipping and handling costs. ArtSelect also incurred higher post-integration costs associated with the consolidation of certain previously outsourced fulfillment operations.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses were $8.4 million for the nine months ended September 30, 2008, compared to $10.6 million for the same prior year period, primarily reflecting lower operating expenses resulting from restructuring initiatives.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization was $1.7 million for the nine months ended September 30, 2008, compared to $1.9 million for the same prior year period.

INTEREST EXPENSE. Interest expense was $1.3 million for the nine months ended September 30, 2008 and September 30, 2007.  Interest relates primarily to the outstanding debt during the nine months ended September 30, 2008, compared to the same prior year period along with accounting for the capital lease of our Jacksonville, Florida, office space.

NET LOSS ATTRIBUTED TO COMMON STOCKHOLDERS. Net loss attributed to common stockholders was $3.2 million or $0.04 per share, for the nine months ended September 30, 2008, compared to net loss of $3.6 million, or $0.04 per share, for the same prior year period.  There were approximately 1.5 million more weighted average shares outstanding during the nine months ended September 30, 2008, compared to the same prior year period.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2008, we had $942,000 of cash and cash equivalents and working capital of $(109,000), compared to $2.1 million in cash and cash equivalents and working capital of $1.5 million at December 31, 2007. The decrease in cash is primarily due to overall cash used in operating and investing activities during the nine months ended September 30, 2008.

Net cash used in operating activities for the nine months ended September 30, 2008 was $1.1 million, compared to net cash used in operating activities of $1.6 million for the same prior year period. The net cash used in operating activities during the nine months ended September 30, 2008, was substantially due to the net loss of $3.2 million adjusted by $1.7 million for depreciation and amortization and a decrease in accounts payable and accrued expenses of $410,000 offset by a decrease in accounts receivable of $597,000. Net cash used in operating activities in the nine

Ex. 99-1 Page 28

months ended September 30, 2007, was due primarily to the net loss of $3.6 million, adjusted by $1.9 million for depreciation and amortization, $487,000 for non-cash share-based compensation, and $881,000 change in accounts payable and accrued expenses due to accruals, including severance costs.

Net cash used in investing activities for the nine months ended September 30, 2008, was $334,000, compared to net cash used in investing activities for the same prior year period of $1.1 million.  Net cash used in investing activities for the nine months ended September 30, 2008, was primarily due to a $243,000 investment in software development.  Net cash used in investing activities in the nine months ended September 30, 2007, was primarily due to $422,000 investment in software development, a $311,000 investment in SuperStock’s photo collection, and a $285,000 payment relating to the SuperStock acquisition earn-out payment.

Net cash provided by financing activities for the nine months ended September 30, 2008, was $373,000, compared to net cash provided by financing activities of $42,000 for the same prior year period.  Net cash provided by financing activities for the nine months ended September 30, 2008, was primarily due to drawing on the Applejack line of credit.

We have sustained significant recurring losses and an accumulated deficit of $31.1 million and working capital of $(109,000) as of September 30, 2008, that raise substantial doubt about our ability to continue as a going concern, and will need to raise cash from equity and debt financings to fund our operations, or enter into an alternative transaction, within the next few months.  If we are unable to secure the required funding or enter into an alternative transaction, we may not be able to implement our business plan and may not be able to conduct business as a going concern. Our independent registered public accounting firm’s audit report on our consolidated financial statements as of and for the year ended December 31, 2007, included a paragraph to emphasize the substantial doubt about the Company’s ability to continue as a going concern.

On January 31, 2008, we entered into a waiver agreement with the holders of a majority of the outstanding principal amount of the Secured Convertible Notes, as defined in Note H to the financial statements, to waive cash quarterly interest payments until March 31, 2008.  Instead of paying the interest for such periods in cash, the agreement provides that we will settle quarterly interest payments due in January and April 2008 with new notes in the aggregate principal amount equal to the interest due, having substantially the same terms as the original notes.

On July 3, 2008, we entered into a waiver agreement with the holders of a majority of the outstanding principal amount of the Secured Convertible Notes, as defined in Note H to the financial statements, to waive quarterly cash interest payments until September 30, 2008. Instead of paying the interest for such periods in cash, the agreement provides that we will settle quarterly interest payments due in January and April 2008 with new notes in the aggregate principal amount equal to the interest due, having substantially the same terms as the original notes. We will resume paying quarterly interest in cash beginning with the quarterly interest due in January 2009.  As of November 14, 2008, the new notes for the unpaid interest due have not been issued.  Refer to Note M – Subsequent Events for information related to the Company’s bankruptcy filing.

On October 8, 2008, we entered into a preliminary agreement with the holders of a majority of the outstanding principal amount of the Secured Convertible Notes, to issue shares of a21 common stock in lieu of quarterly cash interest payments due for the three months ended September 30, 2008. On November 4, 2008, we executed the final agreement and issued 33,517,805 shares of its common stock based on the closing price of $0.006 per share as of September 30, 2008.  We would resume paying quarterly interest in cash beginning with the quarterly interest due in January 2009.

OFF BALANCE SHEET ARRANGEMENTS

We have not entered into any off balance sheet arrangements as of September 30, 2008.

Ex. 99-1 Page 29

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company, we are not required to include this information in our quarterly report on Form 8-K.

PART II – OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

On December 4, 2008, we filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Code”) in the United States Bankruptcy Court (the “Court”) for the Middle District of Florida (the “Chapter 11 proceeding”). This Chapter 11 proceeding is not a typical Chapter 11 reorganization because it instead contemplates an asset sale through and auction and bidding process as approved by the Court. We will be managing our business as a debtor-in-possession pursuant to the provisions of the Code. In connection with our Chapter 11 petition, we entered into the following agreements: an Asset Purchase Agreement for the assets of ArtSelect, Inc. with Metaverse Corporation (“Metaverse”); and an Asset Purchase Agreement for the U.S. assets of SuperStock, Inc. with Masterfile Corporation (“Masterfile”). We are currently seeking a buyer for the assets of SuperStock, Ltd. Pursuant to these purchase agreements, these buyers (or higher bidders) will purchase substantially all of our assets and assume certain of our obligations through a supervised sale under Section 363 of the Code.

From time to time, we are a party to other legal proceedings in the normal course of our business.  However, we do not expect such other legal proceedings to have a material adverse effect on our business or financial condition.

ITEM 1A.  RISK FACTORS

We identified the following material change from the risk factors disclosed in the “Risk Factors” section of our Annual Report on Form 10-K.

RISK RELATED TO AN INVESTMENT IN OUR SECURITIES

Any proceeds from a sale of our assets pursuant to Section 363 of the Bankruptcy Code will not be sufficient to satisfy all of the claims asserted by our creditors in our Chapter 11 proceeding. As a result, we will not be able to make any final distribution to shareholders upon completion of the Chapter 11 proceeding.

Any proceeds provided by a sale of our assets pursuant to Section 363 of the Bankruptcy Code will not be sufficient to satisfy the claims of our creditors in the Chapter 11 proceeding.  As a result, we will not be able to make a final distribution to our shareholders; therefore, an investment in our common stock has no value.

ITEM 2.  CHANGES IN SECURITIES, USE OF PROCEEDS AND ISSUER PURCHASES OF EQUITY SECURITIES

None.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

Ex. 99-1 Page 30

ITEM 5.  OTHER INFORMATION

None.

ITEM 6.  EXHIBITS

The following exhibits are filed as part of this report:

EXHIBIT NUMBER	DESCRIPTION
10.1	Asset Purchase Agreement dated as of December 3, 2008, with Metaverse Corporation for the assets of ArtSelect, Inc. (1)
10.2	Asset Purchase Agreement dated as of December 3, 2008, with Masterfile Corporation for the U.S. assets of SuperStock, Inc. (1)

(1) Incorporated herein by reference to the Registrant’s Current Report on Form 8-K, filed on December 4, 2008.

Ex. 99-1 Page 31

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

a21, Inc.

Date: December 22, 2008	By: /s/ JOHN Z. FERGUSON
John Z. Ferguson Chief Executive Officer (Principal Executive Officer)

Date: December 22, 2008	By: /s/ R. LADUANE CLIFTON
R. LaDuane Clifton Chief Financial Officer (Principal Financial Officer)

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